NEWS RELEASE

For Immediate Release

For more information:
Michael T. Vea, Chairman, President and CEO — 812-464-9604
Charles A. Caswell, Chief Financial Officer — 812-461-5952
Gretchen A. Dunn, Shareholder Relations — 812-464-9677

INTEGRA BANK THIRD QUARTER NET INCOME AT 27 CENTS PER SHARE

-Net Income Rises 7.9% from Previous Quarter
-Net Interest Income Rises 4.5% as Net Interest Margin Improves 10 basis points
-Credit Quality Improves, Driven by Lower Net Charge-offs, Lower Nonperforming Assets
-Positive Balance Sheet Growth Trends Continue

EVANSVILLE, INDIANA — October 20, 2003 – Integra Bank Corporation (Nasdaq: IBNK), today reported net income of $4.7 million, or $0.27 per diluted share for the third quarter ended September 30, 2003. This compares with $4.3 million, or $0.25 per diluted share, for the second quarter and represents a 7.9% increase.

Year-over-year comparisons are available in the Summary Operating Results Data section, but these comparisons are not included in the body of this news release because management believes they currently are not the best measure of the company’s underlying performance trends. See “Year-Over-Year Comparisons.”

Return on assets and return on equity for the third quarter improved to 0.62% and 7.88%, respectively, compared with 0.59% and 7.25% in the second quarter.

“Integra executed according to plan during the third quarter,” said Michael T. Vea, Chairman, President and Chief Executive Officer. “Our improving performance was driven by loan and deposit growth, which resulted from our ongoing focus on the customer. This was complemented by diligent expense controls, stronger credit quality and an improving net interest margin, all of which provide a solid foundation for future growth.”

Balance Sheet Growth
 Total loan average balances grew $16 million in the third quarter, representing a 4% annualized growth rate. Loan growth was concentrated primarily in consumer and mortgage lending. Mortgage loan average balances (over 88% ARMs) totaled $413 million. This represented an increase of approximately $8 million or growth at an 8% annualized rate from the second quarter. Consumer loan average balances totaled $364 million, up approximately $21 million, or 24% annualized, in the third quarter. Commercial loan average balances decreased $12 million, or 5% annualized, to $913 million in the third quarter.

Total loan average balances grew almost $66 million for the nine-month period, or 6% on an annualized basis.

“Overall, we remain encouraged with the evolution of Integra’s service and sales culture,” Vea said. “This quarter’s growth reflects a balance between the challenges of the current economic environment, our risk management discipline, and the focus of our associates to meet our customers’ financial needs.”

Valuable core deposit average balances, defined as demand deposit, money market and savings account balances, grew approximately $10 million in the third quarter to $957 million. This represents an annualized growth rate of 4%.

During the quarter, Integra adopted recently issued accounting literature that resulted in the deconsolidation of a subsidiary that had issued approximately $34.5 million in Trust Preferred Securities qualifying as Tier-1 regulatory capital in 2003; however, debt to this subsidiary of approximately the same amount is now included in long-term debt in the Integra’s consolidated balance sheet. The Federal Reserve Bank has reached no final conclusion on the continued qualification of Trust Preferred Securities, but has indicated that until further notice, they will continue to count as Tier-1 regulatory capital.

Integra has a second Trust Preferred Security issuance for $18 million, which was not required to be deconsolidated this quarter, but may result in similar accounting treatment in the fourth quarter of 2003.

Net Interest Income Improved
 Net interest income on a tax-equivalent basis totaled $19.6 million for the third quarter, a $0.8 million increase over the second quarter. Net interest margin on a tax-equivalent basis increased 10 basis points to 2.87% over the same time period.

“The net interest margin improvement resulted from a combination of loan and deposit pricing discipline and ongoing improvement in our balance sheet management,” Vea said.

Balance Sheet Strengthened
 During the third quarter, Integra prepaid $15 million of 6.00% FHLB debt, originally scheduled to mature in 2005, and incurred $1.2 million in debt prepayment expense.

“For the past several quarters, we have taken a series of steps to strengthen our long-term financial stability and better balance our market risk position,” Vea said. “With our action in the third quarter, the company has extinguished $105 million of high-rate debt and we have refinanced a total of $34.5 million of trust preferred securities at significantly lower rates over the past five quarters. We continue to look for opportunities to strengthen our balance sheet.”

In the quarter, Integra also realized approximately $1.2 million in securities gains, primarily from the sale of tax exempt municipal securities.

Non-Interest Income Holds Steady Despite Slowing Mortgage, Lower Debit Card Fees
 Excluding the items listed below, non-interest income improved slightly on a quarter-over-quarter comparison. Overall, non-interest income for the quarter was $8.6 million compared with $8.9 million in the second quarter. Included in the totals were securities gains of approximately $1.2 million and $1.0 million respectively in the third and second quarters.

Non-interest income in the second quarter also included approximately $1.0 million in non-recurring gains from a branch sale, which were partially offset by charges totaling $0.4 million for mortgage servicing rights valuation reserves and from fixed asset dispositions. Excluding these items, non-interest income improved marginally in the third quarter to $7.4 million from $7.3 million due to stronger transaction fees.

The third quarter also was adversely impacted by a slowing in mortgage related revenue late in the quarter as well as the impact of lower debit card interchange fees resulting from the national MasterCard/Visa settlement with Wal-Mart Stores Inc. Debit card interchange fees were approximately $0.1 million lower in the third quarter compared with the previous quarter. Additionally, management anticipates a slower mortgage origination environment over the next several quarters due to the higher interest rate environment compared to the past several quarters.

Non-Interest Expenses In Line
 Non-interest expenses totaled $21.1 million in the third quarter, compared with $21.0 million in the second quarter. There were $1.2 million in expenses in the third quarter from the prepayment of FHLB borrowings (noted above) and $1.4 million in the second quarter related to the redemption of $34.5 million in trust preferred securities. Excluding these expenses, non-interest expenses increased by less than $0.3 million, mostly due to additional loan expenses and performance-based compensation.

Credit Quality Trends Improve
 Non-performing assets totaled $21.1 million at September 30, 2003, compared with $24.6 million at June 30, 2003, a reduction of $3.5 million or 14.2%. The ratio of non-performing loans to total loans improved 23 basis points to 0.99% at September 30, 2003 from 1.22% at June 30, 2003. Additionally, the allowance for loan losses to total loans increased to 1.50% at September 30, 2003 from 1.48% at June 30, 2003. The ratio of allowance for loan loss to non-performing loans also improved, moving to 151.0% in the third quarter compared to 121.4% in the second quarter of 2003.

Net charge-offs to average loans were 11 basis points in the third quarter compared with 30 basis points in the second quarter.

“The continued improvement in our credit quality and trends through 2003, particularly the third quarter, reflects Integra’s strengthened credit processes that are now really beginning to take hold,” Vea said. “Given the uncertainty our regional economy faces, however, we anticipate net charge-off numbers over the next several quarters may be more reflective of our second quarter performance.”

Nine-Month Results
 Net income for the nine months ended September 30, 2003, totaled $12.9 million, or $0.75 per diluted share. Total assets increased by $123 million, or 4.3%, to $3.0 billion at September 30, 2003 compared with a year ago. Total loans were approximately $1.7 billion at September 30, 2003, an increase of $94 million, or 6.0%, from a year ago. Total deposits grew by $19 million, or 1.1%, since September 30, 2002 with increases in transaction deposits and public funds more than offsetting reductions in CDs. Net charge-offs for the first nine months of 2003 were $3.1 million, or 25 basis points of average loans, compared with $1.1 million or 9 basis points of average loans in 2002.

Year-Over-Year Comparisons
 Management believes year-over-year comparisons with respect to net income and credit trends currently are not reflective of the company’s underlying performance trends. Integra identified approximately $78 million of performing and non-performing loans as available for sale in the fourth quarter of 2001. As a result of reclassification and the accompanying $26 million writedown recognized in the fourth quarter of 2001, Integra’s net charge-offs for the first and second quarters of 2002 were unusually low and were not indicative of the remaining loan portfolio’s long-term credit trends. The low net charge-offs and the accompanying low provision amounts required in the first half of 2002 had a positive, though unsustainable, impact on the company’s earnings. Therefore, management believes a more accurate view of the company’s performance trends this quarter can be observed by looking at results on a sequential quarter basis.

Looking Forward
 “We continue to be encouraged by the performance of our core bank in the third quarter and first nine months of 2003,” Vea said. “Our assumptions generally include a continuation of historically low short-term interest rates, slowing mortgage loan origination opportunities, and diligent expense controls.

“Additionally, last quarter we announced that we began work on building four new banking centers. This effort will continue to align our branch structure with the best growth opportunities in our region,” Vea continued. “The banking centers will be located here in Evansville, Indiana and in Bowling Green, Florence and Georgetown, Kentucky. We are pleased to report that this effort is on track and we anticipate having these banking centers open over the next several quarters.”

Integra Declares Dividend
 On September 17, 2003, Integra Bank Corporation’s Board of Directors declared a quarterly cash dividend in the amount of $0.235 per share, which was paid on or about October 7, 2003. The dividend produced an annualized dividend yield of 4.74% based on the September 16, 2003 closing price of Integra’s stock. Integra Bank Corporation has paid a dividend every year since 1923.

Conference Call
 Integra executive management will hold a conference call to discuss the contents of this news release, as well as business highlights and financial outlook, on Tuesday, October 21, 2003, at 10:00 a.m. CDT. The telephone number for the conference call is 1-866-297-6391. The conference call also will be available by webcast within the Investor Relations section of the company’s website, www.integrabank.com, and will be accessible through the fourth quarter by calling 1-888-843-8996 (passcode 6773385#).

About Integra
 Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $3.0 billion at September 30, 2003, Integra operates 73 banking centers and 134 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra is committed to providing the highest level of customer service to its retail, small business and corporate customers through its offices, ATMs and online banking services. For retail customers, Integra Bank N.A. offers telephone and Internet banking through its BANK ANYTIME service. Integra also offers BUSINESS BANKNET online banking for its business customers. Integra Bank Corporation’s common stock is listed on the Nasdaq National Market under the symbol IBNK. Additional information may be found at the company’s website, www.integrabank.com.

Safe Harbor
 This news release contains forward-looking statements within the meaning of the federal securities laws. These statements are provided to assist in the understanding of future financial performance and are based on current expectations and involve a number of risks and uncertainties. Actual results could materially differ from the results anticipated in any forward-looking statements. Factors that might cause such a difference include, but are not limited to, general, regional and local economic conditions which affect interest rates and net income, credit risks and risks of concentration (geographic and by industry) within the loan portfolio, the outcome of efforts to manage interest rate sensitivity within the investment portfolio, competition, changes in regulations affecting financial institutions and other matters discussed in this news release. Integra Bank Corporation undertakes no obligation to release revisions to these forward-looking statements or to reflect events or conditions occurring after the date of this release.

Summary Operating Results Data
 Here is a summary of Integra Bank Corporation third quarter 2003 operating results:

Diluted net income per share of $0.27 for third quarter 2003

•	Compared with $0.25 for second quarter 2003

•	Compared with $0.28 for third quarter 2002

Return on assets of 0.62% for third quarter 2003

•	Compared with 0.59% for second quarter 2003

•	Compared with 0.68% for third quarter 2002

Return on equity of 7.88% for third quarter 2003

•	Compared with 7.25% for second quarter 2003

•	Compared with 8.29% for third quarter 2002

Net interest margin (tax-equivalent) of 2.87% for third quarter 2003

•	Compared with 2.77% for second quarter 2003

•	Compared with 2.82% for third quarter 2002

Allowance for loan losses of $25.5 million or 1.50% of loans at September 30, 2003

•	Compared with $24.9 million or 1.48% at June 30, 2003

•	Compared with $24.6 million or 1.53% at September 30, 2002

•	Equaled 151.0% of non-performing loans at September 30, 2003 compared with 121.4% at June 30, 2003

Non-performing loans of $16.9 million or 0.99% of loans at September 30, 2003

•	Compared with $20.5 million or 1.22% of loans at June 30, 2003

•	Compared with $20.0 million or 1.24% at September 30, 2002

Annualized net charge-off rate of 0.11% for third quarter 2003

•	Compared with 0.30% for second quarter 2003

•	Compared with 0.20% for third quarter 2002

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands except for per share data)

	September 30,	December 31,	September 30,
	2003	2002	2002

ASSETS
Cash and due from banks	$61,226	$70,045	$74,056
Federal funds sold and interest-bearing deposits in banks	4,624	488	43
Loans held for sale (at lower of cost or market value)	6,258	13,767	7,141
Securities available for sale	1,031,233	982,263	992,199
Loans:
Commercial loans	912,690	885,205	893,208
Consumer loans	371,948	326,259	323,490
Mortgage loans	416,823	394,691	389,375
Less: Allowance for loan losses	(25,520)	(24,632)	(24,554)

Net loans	1,675,941	1,581,523	1,581,519
Premises and equipment	52,794	53,537	53,485
Goodwill	44,159	44,159	44,159
Other intangible assets	10,714	11,928	12,333
Other assets	96,452	100,028	95,843

TOTAL ASSETS	$2,983,401	$2,857,738	$2,860,778

LIABILITIES
Deposits:
Non-interest-bearing demand	$221,024	$213,405	$218,618
Savings & interest checking	518,542	565,576	529,104
Money market	212,785	156,910	163,373
Certificates of deposit and other time deposits	854,805	846,057	876,681

Total deposits	1,807,156	1,781,948	1,787,776
Short-term borrowings	288,833	90,975	92,070
Long-term borrowings	620,895	606,851	642,085
Guaranteed preferred beneficial interests in the Corporation’s subordinated debentures	18,000	52,500	52,500
Other liabilities	16,810	92,864	50,392

TOTAL LIABILITIES	2,751,694	2,625,138	2,624,823
SHAREHOLDERS’ EQUITY
Preferred stock - 1,000 shares authorized — None outstanding
Common stock — $1.00 stated value - 29,000 shares authorized	17,310	17,291	17,291
Capital surplus	125,771	125,467	125,467
Retained earnings	82,709	82,011	82,106
Unearned compensation	(350)	(147)	(178)
Accumulated other comprehensive income	6,267	7,978	11,269

TOTAL SHAREHOLDERS’ EQUITY	231,707	232,600	235,955

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,983,401	$2,857,738	$2,860,778

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2003	2003	2003	2002	2002

INTEREST INCOME
Interest and fees on loans and leases	$25,300	$25,577	$25,438	$26,927	$27,699
Interest and dividends on securities	10,024	10,328	10,726	10,888	11,452
Interest on loans held for sale	170	87	151	135	226
Interest on federal funds sold and other investments	12	19	14	132	304

Total interest income	35,506	36,011	36,329	38,082	39,681
INTEREST EXPENSE
Interest on deposits	7,026	7,961	8,407	9,673	10,499
Interest on short-term borrowings	419	461	403	411	491
Interest on long-term borrowings	9,648	10,098	10,029	10,552	11,175

Total interest expense	17,093	18,520	18,839	20,636	22,165

NET INTEREST INCOME	18,413	17,491	17,490	17,446	17,516
Provision for loan losses	1,110	1,600	1,235	1,383	930

Net interest income after provision for loan losses	17,303	15,891	16,255	16,063	16,586
NON-INTEREST INCOME
Service charges on deposit accounts	2,937	2,894	2,789	3,213	2,944
Trust income	509	504	506	513	473
Other service charges and fees	2,168	1,957	2,290	1,723	1,823
Securities gains	1,233	957	325	3,242	5,264
Other	1,735	2,575	1,620	1,172	2,603

Total non-interest income	8,582	8,887	7,530	9,863	13,107
NON-INTEREST EXPENSE
Salaries	7,519	7,395	7,621	7,593	7,458
Commissions and incentives	1,037	852	1,105	991	303
Other benefits	1,737	1,907	2,155	1,787	1,783
Occupancy	1,567	1,533	1,550	1,528	1,468
Equipment	1,087	1,078	1,108	1,106	1,147
Amortization of intangible assets	404	405	405	405	405
Debt prepayment fees	1,243	—	—	2,266	3,672
Loans held for sale expense	—	—	1	(56)	1,294
Other	6,496	7,808	6,426	5,952	6,412

Total non-interest expense	21,090	20,978	20,371	21,572	23,942

Income before income taxes	4,795	3,800	3,414	4,354	5,751
Income taxes (benefit)	141	(513)	(515)	385	836

NET INCOME	$4,654	$4,313	$3,929	$3,969	$4,915

Earnings per share:
Basic	$0.27	$0.25	$0.23	$0.23	$0.28
Diluted	0.27	0.25	0.23	0.23	0.28
Weighted average shares outstanding:
Basic	17,286	17,286	17,273	17,281	17,281
Diluted	17,303	17,287	17,274	17,281	17,295

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

INTEREST INCOME
Interest and fees on loans and leases	$25,300	$27,699	$76,315	$84,372
Interest and dividends on securities	10,024	11,452	31,078	39,555
Interest on loans held for sale	170	226	408	1,582
Interest on federal funds sold and other investments	12	304	45	1,040

Total interest income	35,506	39,681	107,846	126,549
INTEREST EXPENSE
Interest on deposits	7,026	10,499	23,394	34,731
Interest on short-term borrowings	419	491	1,283	1,632
Interest on long-term borrowings	9,648	11,175	29,775	33,787

Total interest expense	17,093	22,165	54,452	70,150

NET INTEREST INCOME	18,413	17,516	53,394	56,399
Provision for loan losses	1,110	930	3,945	1,760

Net interest income after provision for loan losses	17,303	16,586	49,449	54,639
NON-INTEREST INCOME
Service charges on deposit accounts	2,937	2,944	8,620	7,922
Trust income	509	473	1,519	1,528
Other service charges and fees	2,168	1,823	6,415	5,615
Securities gains	1,233	5,264	2,515	5,856
Other	1,735	2,603	5,930	5,497

Total non-interest income	8,582	13,107	24,999	26,418
NON-INTEREST EXPENSE
Salaries	7,519	7,458	22,535	22,251
Commissions and incentives	1,037	303	2,994	1,506
Other benefits	1,737	1,783	5,799	4,697
Occupancy	1,567	1,468	4,650	4,058
Equipment	1,087	1,147	3,273	3,368
Amortization of intangible assets	404	405	1,214	1,217
Debt prepayment fees	1,243	3,672	1,243	3,672
Loans held for sale expense	—	1,294	1	2,733
Other	6,496	6,412	20,730	17,803

Total non-interest expense	21,090	23,942	62,439	61,305

Income before income taxes and cumulative effect of accounting change	4,795	5,751	12,009	19,752
Income taxes (benefit)	141	836	(887)	3,393

NET INCOME	$4,654	$4,915	$12,896	$16,359

Earnings per share:
Basic	$0.27	$0.28	$0.75	$0.95
Diluted	0.27	0.28	0.75	0.95
Weighted average shares outstanding:
Basic	17,286	17,281	17,285	17,275
Diluted	17,303	17,295	17,289	17,288

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2003	2003	2003	2002	2002

EARNINGS DATA
Net Interest Income (tax-equivalent)	$19,624	$18,779	$18,780	$18,548	$18,582
Net Income	4,654	4,313	3,929	3,969	4,915
Basic Earnings Per Share	.27	.25	.23	.23	.28
Diluted Earnings Per Share	.27	.25	.23	.23	.28
Dividends Declared	.235	.235	.235	.235	.235
Book Value	13.39	13.85	13.60	13.45	13.65
Price/Earnings Ratio	17.93	17.16	18.39	19.53	16.22
PERFORMANCE RATIOS
Return on Assets	.62%	.59%	.55%	.55%	.68%
Return on Equity	7.88	7.25	6.78	6.69	8.29
Net Interest Margin (tax-equivalent)	2.87	2.77	2.84	2.81	2.82
Tier I Capital to Risk Assets	11.72	11.60	11.89	11.90	12.19
Capital to Risk Assets	13.49	13.37	13.14	13.16	13.44
Efficiency Ratio	72.08	77.03	76.84	75.10	75.17
AT PERIOD END
Assets	$2,983,401	$2,993,642	$2,901,670	$2,857,738	$2,860,778
Interest-Earning Assets	2,743,576	2,742,271	2,650,342	2,602,673	2,605,456
Loans	1,701,461	1,684,353	1,644,898	1,606,155	1,606,073
Deposits	1,807,156	1,813,334	1,799,321	1,781,948	1,787,776
Interest-Bearing Liabilities	2,514,417	2,509,476	2,434,144	2,318,869	2,355,813
Shareholders’ Equity	231,707	239,685	235,177	232,600	235,955
Unrealized Gains on Market Securities (FASB 115)	6,588	15,313	11,260	8,753	12,224
AVERAGE BALANCES
Assets	$2,981,435	$2,953,075	$2,882,634	$2,857,291	$2,856,162
Interest-Earning Assets	2,725,582	2,706,152	2,637,948	2,615,907	2,615,567
Loans	1,690,072	1,673,775	1,622,599	1,609,853	1,600,694
Deposits	1,824,571	1,814,326	1,803,520	1,821,748	1,765,910
Interest-Bearing Liabilities	2,511,124	2,486,554	2,423,472	2,382,945	2,390,100
Shareholders’ Equity	234,418	238,584	234,866	235,450	235,215
Basic Shares	17,286	17,286	17,273	17,281	17,281
Diluted Shares	17,303	17,287	17,274	17,281	17,295

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA – con’t
(in thousands, except per share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2003	2003	2003	2002	2002

ASSET QUALITY
Non-Performing Assets:
Non Accrual Loans (1)	$15,687	$18,622	$18,806	$20,010	$18,319
Loans 90+ Days Past Due	1,209	1,862	1,723	2,367	1,674

Non-Performing Loans (1)	16,896	20,484	20,529	22,377	19,993
Other Real Estate Owned	1,542	1,738	2,132	2,286	2,145
Investment Securities	2,679	2,420	2,396	2,536	2,536

Non-Performing Assets	$21,117	$24,642	$25,057	$27,199	$24,674

Allowance for Loan Losses:
Beginning Balance	$24,862	$24,521	$24,632	$24,554	$24,438
Provision for Loan Losses	1,110	1,600	1,235	1,383	930
Recoveries	651	703	630	839	491
Loans Charged Off	(1,103)	(1,962)	(1,976)	(2,144)	(1,305)

Ending Balance	$25,520	$24,862	$24,521	$24,632	$24,554

Ratios:
Allowance for Loan Losses to Loans	1.50%	1.48%	1.49%	1.53%	1.53%
Allowance to Non-performing Loans (1)	151.04	121.37	119.45	110.08	122.81
Non-performing Loans to Loans (1)	0.99	1.22	1.25	1.39	1.24
Non-performing Assets to Loans and Other Real Estate Owned (1)	1.24	1.46	1.52	1.69	1.53
Net Charge-Off Ratio	.11	.30	.34	.32	.20
NET INTEREST MARGIN
Yields (tax-equivalent)
Loans	5.93%	6.11%	6.32%	6.66%	6.90%
Securities	4.43	4.60	4.83	4.89	5.23
Other Earning Assets	4.53	3.57	4.49	1.49	1.91

Total Earning Assets	5.37	5.54	5.75	5.94	6.18
Cost of Funds
Interest Bearing Deposits	1.74	1.99	2.14	2.38	2.67
Other Interest Bearing Liabilities	4.40	4.79	5.11	5.64	5.57
Total Interest Bearing Liabilities	2.70	2.99	3.15	3.44	3.68

Total Interest Expense to Earning Assets	2.50	2.77	2.91	3.13	3.36

Net Interest Margin	2.87%	2.77%	2.84%	2.81%	2.82%

(1) Includes non-performing loans classified as loans held for sale.